EXHIBIT 99.1

Chattem, Inc. Reports Second Quarter Earnings Per Share before Charges Increase 15%; Revenues Rise 8%; Earnings and Revenue Estimates for Fiscal Year Again Revised Upward

    CHATTANOOGA, Tenn.--(BUSINESS WIRE)--June 16, 2005--Chattem, Inc. (NASDAQ:CHTT), a leading marketer and manufacturer of branded consumer products, announced today financial results for the fiscal second quarter ended May 31, 2005.

    Highlights

    --  2nd quarter EPS increases 15%(a); Revenues up 8%

    --  1st half EPS rises 28%(a); Revenues gain 12%

    --  Topical Analgesic portfolio sales increase 38%; Aspercreme up
        102%

    --  $6 million litigation charge reversed

    --  Selsun Salon launch announced

    --  FY '05 EPS estimate raised to $2.06-$2.10(a)

    (a) Before charges discussed below.

    2nd Quarter Financial Results

    Total revenues for the quarter were $75.7 million, operating income before litigation settlement items was $21.5 million and net income before debt extinguishment charge and litigation settlement items was $12.3 million, representing increases of 8%, 9% and 16%, respectively, over the corresponding year-ago results. Earnings per share before debt extinguishment charge and litigation settlement items for the fiscal 2005 second quarter were $.60, a 15% increase over the second quarter of fiscal 2004 earnings before debt extinguishment charge and litigation settlement items.(1)
    Chattem's earlier estimates for the fiscal second quarter were $72-74 million of total revenues and $.55-.57 earnings per share, before any charges.
    As discussed in more detail below, during the quarter the Company incurred $1.0 million of legal expenses related to the settlement of litigation concerning its Dexatrim(R) products, offset by a $0.5 million reimbursement for previously incurred administrative costs, for a total charge of $0.5 million, or $.02 per share net of taxes. The Company also reversed certain charges related to the Dexatrim litigation taken during the fourth quarter of fiscal 2004 totaling $6.0 million, pre-tax, or $.20 per share net of taxes. Finally, and as also discussed in more detail below, during the quarter the Company recorded a $0.7 million or $.02 per share charge net of taxes for early extinguishment of debt. After giving effect to these items, Chattem's operating income was $27.1 million, its net income was $15.5 million and its earnings per share for the quarter were $.76.

    First Six Months Financial Results

    For the first six months of fiscal 2005, total revenues were $147.2 million, operating income excluding litigation settlement items was $40.5 million and net income before debt extinguishment charge and litigation settlement items was $22.8 million, or $1.11 per share, representing increases over the corresponding year-ago period of 12%, 16% and 28%, respectively.(2) After giving effect to the debt extinguishment charge and litigation settlement items mentioned above and discussed in greater detail below, Chattem's operating income for the first six months of fiscal 2005 was $43.4 million, its net income was $24.2 million and its earnings per share for the first half of fiscal 2005 were $1.18.

    Sales by Product Category

    The increase in total revenues for the second fiscal quarter of 2005 versus the same period last year was led by the topical analgesic franchise, Selsun Blue(R), Garlique(R) and New Phase(R).
    Sales of the Company's topical analgesic franchise grew 38% during the quarter highlighted by Aspercreme(R) (up 102%), Capzasin(R) (up 40%) and Icy Hot(R) (up 23%). Icy Hot's increase was led by the ongoing strength of the Icy Hot Medicated Sleeve, while Aspercreme continued to benefit from the launch of the Odor-Free Therapy Back and Body Patch. The growth from the balance of the portfolio was due to a combination of successful advertising and promotional campaigns and improved distribution.
    Selsun Blue's sales increased 7% over the corresponding year-ago quarter, showing its continuing strength in the medicated dandruff shampoo category.
    Garlique's sales increased by 27% reflecting the effectiveness of a new advertising campaign. New Phase's sales increased by 19% due to its Extra Strength launch in the first quarter of the fiscal year.
    International total revenues increased 9% in the second fiscal quarter of 2005 primarily due to improving distributor sales of Selsun Blue in certain European and Middle Eastern markets.
    Somewhat offsetting these results was a decline in sales of 9% by the Company's medicated skin care products, pHisoderm(R) and Gold Bond(R). While pHisoderm benefitted from the launch of the new pH20 line, this was more than offset by weakness in sales and lost distribution from its acne and base skin care businesses. Gold Bond enjoyed increased sales in its cream and lotion lines, but suffered declines in its foot swab and first aid businesses which were heavily advertised last year but are receiving no advertising support this year. Also, its adult powder and foot care businesses declined because of a slow start to the summer season due to unfavorable weather.
    Dexatrim enjoyed strong sell-in of its Dexatrim Max(TM) diet pill, but experienced declining sales in its low carbohydrate bar line. This resulted in a 16% decline for the Dexatrim brand when compared to the corresponding year-ago quarter.
    BullFrog(R) was off 13% in the second fiscal quarter, also attributed to unfavorable weather.
    For the first half of 2005 the increase in total revenues was largely attributable to the same products, with the topical analgesic franchise increasing 37% over the same period in fiscal 2004 and Selsun Blue increasing by 6%. Gold Bond's sales increased by 14% in the first half of 2005 largely due to the strength of the Gold Bond Ultimate(R) Healing Lotion, Adult Powder, Foot and Cream portions of the business. Sales of Dexatrim declined 10% in the first half of 2005, while pHisoderm was off 9% in the same period. BullFrog declined 7% in the first half of fiscal 2005 when compared to the same period of fiscal 2004.
    International total revenues increased 8% in the first six months of fiscal 2005 when compared to the same period of fiscal 2004.
    Domestic sales by product category for the second fiscal quarter and first six months of the 2005 fiscal year were as follows:


($ in millions)
                                 '05
                              2nd Fiscal            1st Half
Product Category                Quarter     % Chg      2005     % Chg
----------------------------------------------------------------------
Topical Analgesics                $25.0        38%    $46.5        37%
Medicated Skin Care                15.8        (9)     33.5         9
Medicated Dandruff  Shampoo         7.9         7      17.7         6
Dietary Supplements                10.3        (1)     18.9        --
Other                               9.6        (8)     17.7        (8)


    Margins, EBITDA and Certain Balance Sheet Items

    In the second fiscal quarter of 2005 Chattem again enjoyed excellent margins. Gross margin based on total revenues was 72.1%, compared to 70.7% in the corresponding year-ago quarter. This 140 basis point improvement is attributable to favorable product mix, purchasing and manufacturing efficiencies and ongoing cost savings programs.
    Advertising and promotion (A&P) as a percentage of total revenue was 27.4%, reflecting higher than anticipated revenues and efficiencies in media purchasing. Selling, general and administrative expense (S,G&A) as a percentage of total revenues was 16.3%.
    For the first six months of fiscal 2005, gross margin, A&P and S,G&A as a percentage of total revenues were 71.9%, 27.9% and 16.5%, respectively.
    Earnings before interest, taxes, depreciation and amortization (EBITDA) excluding litigation settlement items was $22.8 million for the second fiscal quarter of 2005, compared to $21.1 million in the corresponding year-ago quarter, an 8% increase. For the first six months of fiscal 2005, EBITDA excluding litigation settlement items was $43.3 million compared to $37.5 million in the comparable 2004 period, a 15% increase.(3)
    Days sales outstanding for the second fiscal quarter of 2005 were 54 days compared to 50 a year ago, reflecting an increase in international revenues where payment terms are longer than in the United States. Inventories measured as days on hand were 94 compared to 83 at the end of the 2004 second quarter, reflecting higher than anticipated inventory levels of pH20 by pHisoderm and BullFrog due to lower than expected sales. Additionally, the Aspercreme patch, which is provided by an international third party manufacturer, required high levels of inventory to support the product launch.

    Dexatrim Litigation

    In the fourth quarter of fiscal 2004, Chattem recorded a litigation settlement charge of $11.3 million pre-tax ($7.6 million and $.37 per share, respectively, net of taxes) based upon its then-estimated litigation settlement costs relating to its Dexatrim products. During the second quarter of fiscal 2005, Chattem resolved approximately 125, or approximately 75%, of the alleged stroke claims submitted. The value of these claims was determined through negotiations with representatives of the claimants in accordance with the settlement matrix contained in the court-approved class action settlement agreement. Based on the agreed upon values of the resolved stroke claims as compared to previous estimates, the number of claims actually submitted in accordance with the requirements of the settlement agreement and the estimated remaining settlement costs, Chattem has revised its previous estimate of the Dexatrim litigation settlement costs. As a result of the revised estimate, Chattem has reversed $6.0 million of the litigation settlement charge that was previously taken. During the second quarter of fiscal 2005, Chattem incurred $1.0 million of legal expenses related to the Dexatrim litigation offset by a $0.5 million reimbursement for previously incurred administrative costs.
    As a result of the reversed charge and the net Dexatrim related expenses incurred in the second quarter, Chattem recorded pre-tax income of $5.6 million ($3.7 million and $.18 per share, respectively, net of taxes) in the second quarter relating to its Dexatrim litigation. Although the Company currently does not expect to record any additional charges relative to the settlement of the PPA litigation, Chattem will record future PPA related legal expenses in the period incurred as required by generally accepted accounting principles. The Company currently anticipates these future expenses will be in the range of $1-2 million, incurred over the balance of fiscal 2005.

    Debt and Equity Repurchases

    During the second fiscal quarter of 2005 the Company repurchased $17.5 million of its 7% senior subordinated notes in the open market at an average premium of 1.6% over par. The repurchases resulted in a charge net of taxes for early extinguishment of debt totaling $0.5 million, or $.02 per share. Annual savings on interest expense from the repurchases will be approximately $0.5 million net of taxes, or $.02 per share. The outstanding balance of the remaining notes was reduced to $107.5 million. The outstanding balance of the floating rate notes remained unchanged at $75.0 million.
    Chattem also repurchased 136,800 shares during the second fiscal quarter of 2005 at an average cost of $37.15 per share. For the fiscal year-to-date through the second fiscal quarter of 2005 shares repurchased total 239,300 at an average cost of $35.92 per share. Since the end of the second fiscal quarter, through June 14, the Company has purchased an additional 51,900 shares at an average cost of $40.60. A total of $23.3 million remained available under the Company's previously announced $30.0 million board stock repurchase authorization at the end of the second fiscal quarter of 2005.

    New Product Launch

    Chattem also announced the introduction of Selsun Salon(R), a new line of everyday dandruff shampoos, which will begin shipping November 1, 2005. Selsun Salon combines maximum strength dandruff control with a salon quality shampoo to give consumers healthy, manageable hair that is also flake and itch free. Selsun Salon will be offered in 4 formulas - Classic for normal hair, Moisturizing for dry or damaged hair, Volumizing for added fullness and texture and a 2-in-1 shampoo plus conditioner for all hair types.

    Revised 2005 Outlook

    For the balance of the 2005 fiscal year, Chattem now expects to report results in the following ranges:



(in millions, except per share data)

                        Q1A       Q2A       Q3E       Q4E     FY '05E
----------------------------------------------------------------------
Total Revenues         $71.5     $75.7    $68-70    $63-65   $278-282
----------------------------------------------------------------------
EPS (as adjusted)       $.51      $.60  $.52-.54  $.43-.45 $2.06-2.10
----------------------------------------------------------------------


    All actual results and estimates are prior to any litigation settlement items and legal expense charges related to the settlement of Dexatrim litigation, debt extinguishment charges and any unusual or non-recurring items which have been or might be recorded during the year. Full fiscal year results may not equal the sum of quarterly projections due to rounding and, in the case of EPS, variations in share count. These estimates constitute forward looking statements and are subject to a number of risks, uncertainties and assumptions, including those described below and in the Company's filings with the Securities and Exchange Commission.

    Forward Looking Statements

    Statements in this press release which are not historical facts, including, without limitation, estimated legal expenses related to Dexatrim litigation and revised financial guidance for fiscal 2005, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from those expressed or projected.

    Webcast

    Chattem will provide an online Web simulcast and rebroadcast of its second fiscal quarter 2005 conference call. The live broadcast of the call will be available online at www.chattem.com and www.streetevents.com on Friday, June 17, 2005 beginning at 8:30 a.m. EDT. The online replay will follow shortly after the call and be available through June 21, 2005. Please note Webcast requires Windows Media Player.




(1) See the reconciliation of operating income, net income and earnings per share excluding debt extinguishment charge and litigation settlement items to the comparable GAAP measure for the second fiscal quarter provided in Chattem's unaudited consolidated statements of income attached hereto.

(2) See the reconciliation of operating income, net income and earnings per share excluding debt extinguishment charge and litigation settlement items to the comparable GAAP measure for the first six months of fiscal 2005 provided in Chattem's unaudited consolidated statements of income attached hereto.

(3) A reconciliation of EBITDA excluding litigation settlement items to net income for the second fiscal quarter and first six months of fiscal 2005 is provided in Chattem's unaudited consolidated statements of income attached hereto.



                            CHATTEM, INC.
                  CONSOLIDATED STATEMENTS OF INCOME
               (In thousands, except per share amounts)
                             (Unaudited)



                              For the Three Months For the Six Months
                                 Ended May 31,        Ended May 31,
                              -------------------- -------------------
                                   2005      2004      2005      2004
                               ---------  --------  --------  --------

REVENUES:
 Net sales                    $  75,640  $ 69,886  $147,120  $130,813
 Royalties                           47       206        98       516
                               ---------  --------  --------  --------
  Total revenues                 75,687    70,092   147,218   131,329

COSTS AND EXPENSES:
 Cost of sales                   21,116    20,556    41,376    37,508
 Advertising and promotion       20,731    19,080    41,082    37,612
 Selling, general and
  administrative                 12,335    10,671    24,219    21,306
 Litigation settlement           (5,587)    3,463    (2,832)    3,657
                               ---------  --------  --------  --------
  Total costs and expenses       48,595    53,770   103,845   100,083
                               ---------  --------  --------  --------

INCOME FROM OPERATIONS           27,092    16,322    43,373    31,246
                               ---------  --------  --------  --------

OTHER INCOME (EXPENSE):
 Interest expense                (3,458)   (3,639)   (6,953)   (8,394)
 Investment and other income,
  net                               255       115       402       160
 Loss on early extinguishment
  of debt                          (744)   (1,649)     (744)  (12,958)
                               ---------  --------  --------  --------
  Total other income
   (expense)                     (3,947)   (5,173)   (7,295)  (21,192)
                               ---------  --------  --------  --------

INCOME BEFORE INCOME TAXES       23,145    11,149    36,078    10,054

PROVISION FOR INCOME TAXES        7,638     3,902    11,906     3,519
                               ---------  --------  --------  --------

NET INCOME                    $  15,507  $  7,247  $ 24,172  $  6,535
                               =========  ========  ========  ========


DILUTED SHARES OUTSTANDING       20,474    20,176    20,474    20,038
                               =========  ========  ========  ========


NET INCOME PER COMMON SHARE
 (DILUTED)                    $    0.76  $   0.36  $   1.18  $   0.33
                               =========  ========  ========  ========


----------------------------------------------------------------------

INCOME FROM OPERATIONS
 (EXCLUDING LITIGATION
 SETTLEMENT ITEMS):

Income from operations        $  27,092  $ 16,322  $ 43,373  $ 31,246
Litigation settlement items      (5,587)    3,463    (2,832)    3,657
                               ---------  --------  --------  --------
Income from operations
 (excluding litigation
 settlement items)            $  21,505  $ 19,785  $ 40,541  $ 34,903
                               =========  ========  ========  ========

----------------------------------------------------------------------

NET INCOME (EXCLUDING DEBT
 EXTINGUISHMENT CHARGE AND
 LITIGATION SETTLEMENT ITEMS)
 PER COMMON SHARE (DILUTED):

Net income                    $  15,507  $  7,247  $ 24,172  $  6,535
Add:
  Loss on early
   extinguishment of debt           744     1,649       744    12,958
  Litigation settlement items    (5,587)    3,463    (2,832)    3,657
  Provision for income taxes      1,598    (1,789)      689    (5,815)
                               ---------  --------  --------  --------
Net income (excluding debt
 extinguishment charge and
 litigation settlement items) $  12,262  $ 10,570  $ 22,773  $ 17,335
                               =========  ========  ========  ========

Net income (excluding debt
 extinguishment charge and
 litigation settlement items)
 per common share (diluted)   $    0.60  $   0.52  $   1.11  $   0.87
                               =========  ========  ========  ========

----------------------------------------------------------------------

EBITDA RECONCILIATION
 (EXCLUDING LITIGATION
 SETTLEMENT ITEMS):

Net income                    $  15,507  $  7,247  $ 24,172  $  6,535
Add:
  Provision for income taxes      7,638     3,902    11,906     3,519
  Interest expense, net
   (includes loss on early
   extinguishment of debt)        3,947     5,173     7,295    21,192
  Depreciation and
   amortization less amounts
   included in interest           1,292     1,349     2,726     2,617
                               ---------  --------  --------  --------
EBITDA                        $  28,384  $ 17,671  $ 46,099  $ 33,863
                               ---------  --------  --------  --------
  Litigation settlement items    (5,587)    3,463    (2,832)    3,657
                               ---------  --------  --------  --------
EBITDA (excluding litigation
 settlement items)            $  22,797  $ 21,134  $ 43,267  $ 37,520
                               ---------  --------  --------  --------

Depreciation & amortization   $   1,483  $  1,535  $  3,107  $  3,072
Capital expenditures          $     500  $    749  $    956  $  1,240

----------------------------------------------------------------------

MARGIN DATA:

EBITDA margin (EBITDA
 (excluding litigation
 settlement items)/total
 revenues)                         30.1%     30.2%     29.4%     28.6%

Net income margin (net
 income/total revenues)            20.5%     10.3%     16.4%      5.0%

Net income (excluding debt
 extinguishment charge and
 litigation settlement items)
 margin (net income (excluding
 debt extinguishment charge
 and litigation settlement
 items)/total revenues)            16.2%     15.1%     15.5%     13.2%

----------------------------------------------------------------------

                                May 31,   May 31,
                                 2005      2004
                              ---------- ---------
BALANCE SHEET DATA:

 Cash and cash equivalents    $  35,817  $ 10,890
 Accounts receivable, net     $  45,526  $ 39,057
 Inventories                  $  21,995  $ 18,839
 Accounts payable             $  17,730  $  9,805

 Subordinated debt            $ 182,500  $200,000

 Shareholders' equity         $ 121,958  $104,927
 Total assets                 $ 370,846  $361,198

----------------------------------------------------------------------


    Statements in this press release which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from those expressed or projected.

    CONTACT: Chattem, Inc.
             Alec Taylor, 423-821-2037, Ext. 3281
             or
             Rick Moss, 423-821-2037, Ext. 3278
             or
             Investor Relations:
             Catherine Baker, 423-821-2037 Ext. 3209